Exhibit 10.19

Parsons Corporation

Non-Employee Director Compensation Policy

(As of April 21, 2020)

Non-Employee Director Compensation	Fee	Frequency of Payment
Annual Retainers and Meeting Fees

Retainer

Includes compensation for all the duties of a non-employee director, including attendance at regular, scheduled Board meetings and attendance by Committee members at Committee meetings held on regular, scheduled Board of Directors ("Board") activity days and participation in periodic telephonic reports with the CEO and/or members of the Executive Leadership Team.

	$25,000 per quarter, or any portion of a quarter	Quarterly
Retainer for Committee Chairs •Audit •Compensation •Nominating and Governance	$5,000 $4,500 $3,750	Quarterly
Retainer for Committee Members •Audit •Compensation •Nominating and Governance	$2,875 $2,000 $2,000	Quarterly
Retainer for Lead Independent Director	$8,750	Quarterly

Special Meeting Fees

•Meetings in addition to and occurring on a day other than those days regularly scheduled for Board activity.  Periodic telephonic reports from the CEO and/or members of the Executive Leadership Team are not considered special meetings.

	In person: $2,000 Telephonic: $1,000	Per meeting

Form of Payment

•Directors may elect to receive all or a portion of their cash retainers (but not meeting fees) in the form of fully vested shares of common stock (election may be made in increments of 25%).

•The cash/stock election must be made prior to the last day of the calendar year preceding the year to which the retainers relate

•If a director fails to make a valid cash/stock election, all of his or her retainers will be paid in cash.

•If a director elects to receive all or a portion of his or her cash retainers in the form of fully vested shares of common stock, such shares will be issued to the director on the first day of each calendar quarter, in advance (and in the case of a newly-elected or appointed director, on the first day of his or her service for the then-current quarter).

•The number of shares of common stock to be issued to a director will be determined by dividing (1) the cash retainers to be paid in the form of fully vested shares of common stock, by (2) the "Trailing 60 Trading Day Weighted Average Price" (as defined below) for the Determination Period (as defined below) up to and including the last day of the preceding calendar quarter, rounded up to the nearest whole share.

•The shares issued pursuant to a cash/stock election shall be granted under and shall be subject to the terms and provisions of the Parsons Corporation Incentive Award Plan (the “2019 Plan”), and, if a deferral election is made with respect to such shares, shall be granted subject to the execution and delivery of award agreements in substantially the forms previously approved by the Board.

•For purposes of this summary, the "Trailing 60 Trading Day Weighted Average Price" will be calculated by (1) first multiplying (A) the closing price per share of Parsons common stock for each trading day in the Determination Period, by (B) the closing volume of shares of Parsons common stock traded on such day, then (2) adding together the results in clause (1) for all of the trading days in the Determination Period, then (3) adding together the share volume in clause (B) for all of the trading days in the Determination Period, then (4) dividing the amount determined under clause (2) by the amount determined under clause (3).  The "Determination Period" will be the 60 trading days preceding the date of determination (e.g., if the Trailing 60 Day Weighted Average Price is to be determined for purposes of a grant date of January 1, the Determination Period will be the 60 trading days up to and including the preceding December 31).

Director Fee Deferral Plan

Each non-employee director is entitled annually to defer part or all of the retainer fee(s) and meeting fees, whether to be paid in cash or stock pursuant to a cash/stock election, in accordance with the deferral alternatives set forth in the Parsons Corporation Board of Directors Fee Deferral Plan for Outside Directors (the “Fee Deferral Plan”).  Any shares deferred pursuant to such a deferral election will be issued in the form of a deferred fee award consisting of a number of restricted stock units under the 2019 Plan determined in accordance with the formula above and reflecting the director’s deferral election.

Long-Term Incentive Compensation

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From and after the 2020 annual shareholders' meeting, on the date of each annual shareholders' meeting, each non-employee director will be granted such number of restricted stock units as is equal to (1)

the annual target dollar amount (plus, with respect to the 2020 annual shareholders' meeting, a prorated quarterly target dollar amount for the portion of the calendar quarter in which such meeting occurs preceding the date of such meeting), divided by (2) the Trailing 60 Trading Day Weighted Average Price for the Determination Period up to and including the last day preceding the date of grant, rounded up to the nearest whole share. If a non-employee director is not standing for re-election at the 2020 annual shareholders' meeting, he or she will still receive such number of restricted stock units on such date as is equal to (1) $40,000 prorated for the portion of the calendar quarter in which such meeting occurs preceding the date of such meeting, divided by (2) the Trailing 60 Trading Day Weighted Average Price for the Determination Period up to and including the last day preceding the date of grant, rounded up to the nearest whole share, which restricted stock units will be fully vested on the date of grant.

Except as described above, all restricted stock units will vest on the first anniversary of the date of grant (e.g., if the date of grant is April 21, the award will vest on April 20, the following year.  The restricted stock units will also vest upon a Change in Control (as defined in the 2019 Plan), or a non-employee director's death or disability, where disability shall mean an illness or other incapacitation which the Board determines is not a Section 409A Disability, but precludes such non-employee director from fully discharging his or her responsibilities as a member of the Board.  In addition, for awards granted on or after April 21, 2020, a prorated portion of the restricted stock units will vest upon a non-employee director's Retirement based on the number of days that have elapsed from the grant date through the date of Retirement, divided by 365. "Section 409A Disability" means, with respect to any non-employee director, a disability as defined in Treasury Regulation Section 1.409A-3(i)(4)(i), as such term is defined in Section 409A of the Internal Revenue Code. "Retirement" means a director's termination of service on the board for any reason other than removal for cause.  For awards granted prior to April 21, 2020, the board may elect to provide for accelerated vesting upon Retirement, in its discretion.

Restricted stock unit award agreements for awards granted for service in 2020 and after will permit deferrals of the restricted stock unit awards on terms similar to those under the Fee Deferral Plan.

The awards described above shall be granted under and shall be subject to the terms and provisions of the 2019 Plan, and shall be granted subject to the execution and delivery of award agreements in substantially the forms approved by the Board.

$160,000 in the form of restricted stock units	Annual

Director Liability Insurance

Named beneficiary when acting in capacity as director, under two Parsons Corporation insurance policies:

•Directors and Officers Liability Insurance policy - $50 million aggregate coverage

•Directors and Officers Fiduciary Liability Insurance policy - $35 million aggregate coverage

Travel Accident Policy $500,000 (aggregate $5 million for Board per event)

Travel Costs

Travel will be reimbursed based on the following guidelines, with receipts required for expense items > $25:

•Air travel:  Domestic, First Class; International, Business Class

•GROUND TRANSPORTATION: Rail, bus, taxi, parking, tolls, rental cars, and mileage at the IRS standard mileage rate

•LODGING COSTS: As required for attending scheduled meetings. Saturday night stay-over costs reimbursed if air-fare savings exceed the costs of lodging and meals and incidentals. All expenses incurred with add-on/personal travel (travel either before or after board meetings that is scheduled at the sole discretion of the director) are the responsibility of the traveler.

•SPOUSE/SIGNIFICANT OTHER TRAVEL:  At the discretion and sole expense of the director.  Ground transportation and meal costs for those functions that are designated as social functions will be reimbursable by Parsons.

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Stock Ownership

Directors will be subject to the Company’s stock ownership requirements.

The director stock ownership requirement is 5X the annual retainer. Directors are expected to achieve the guideline ownership levels within 5 years of appointment to the Board of Directors. After achievement, directors must continue to hold enough shares to maintain such level while covered by the guidelines.  Failure to meet or show progress toward meeting the guidelines may result in (at the Committee’s discretion): restrictions on sales of stock acquired upon vesting of Company equity awards, until such guidelines are met.

Ownership is defined as common stock directly owned by the director or immediate family member, common stock owned indirectly if the individual has an economic interest in the shares (beneficial ownership as defined in Rule 13d-3 and reported in the proxy), unvested restricted stock or RSUs.

Value of ownership will be measured by reference to the 60 trading day weighted average of the Parsons common stock, up to and including last day of the calendar year; compliance will be evaluated annually.  In the event of a significant decline in stock price, causing the directors holdings to fall below guideline levels, Directors will not be required to purchase additional stock.  Determination of the impact of share price fluctuation is subject to Committee discretion.

Compensation Limits

Notwithstanding anything to the contrary in this Policy, all compensation payable under this Policy will be subject to any limits on the maximum amount of non-employee director compensation set forth in the 2019 Plan, as in effect from time to time.

General

The cash and long-term incentive compensation described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of Parsons or any parent or subsidiary of Parsons who is entitled to receive such cash or long-term incentive compensation, unless such non-employee director declines the receipt of such cash or equity compensation by written notice to Parsons.  This Policy shall remain in effect until it is revised or rescinded by further action of the Board.  This Policy may be amended, modified or terminated by the Board at any time in its sole discretion.

For the avoidance of doubt, the share numbers in this Policy shall be subject to adjustment as provided in the 2019 Plan Date.

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